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                                                                    EXHIBIT 21.1

                             List of Subsidiaries


NU SKIN JAPAN COMPANY, LIMITED - a domesticated Delaware corporation with dual residence in the United States and Japan.

NU SKIN TAIWAN, INC. - a Utah corporation operating in Taiwan through a branch.


NU SKIN KOREA, INC. - a domesticated Delaware corporation with dual residence in the United States and South Korea.

NU SKIN HONG KONG, INC. - a Utah corporation operating in Hong Kong through a branch.

NU SKIN PERSONAL CARE (THAILAND) LIMITED - a domesticated Delaware corporation with dual residence in the United States and Thailand.